L:\TRPPROD\EDG\AGREEM~1\12B-1&~1\EIPII18F3.doc
              T. ROWE PRICE EQUITY INCOME PORTFOLIO
                           (the Fund)

                   PLAN PURSUANT TO RULE 18f-3

     The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and allocation of income, realized gains and losses, unrealized appreciation and depreciation, and expenses of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

                            EXPENSES

EQUITY INCOME PORTFOLIO SHARES                    Equity   Income
                                     Portfolio shares shall  bear
                                     all     expenses    incurred
                                     directly  on behalf  of  the
                                     Equity    Income   Portfolio
                                     shares     ("Class     Level
                                     Expenses").   Equity  Income
                                     Portfolio shares shall  also
                                     bear  that  portion  of  the
                                     Fund's     expenses      not
                                     incurred   directly   by   a
                                     particular  class ("Fundwide
                                     Expenses")   as   the    net
                                     assets  of the Equity Income
                                     Portfolio  shares  bear   to
                                     the net assets of the Fund.

EQUITY INCOME PORTFOLIO - II SHARES                 Equity Income
                                     Portfolio - II shares  shall
                                     bear  all  expenses incurred
                                     directly  on behalf  of  the
                                     Equity  Income  Portfolio  -
                                     II  shares, including  12b-1
                                     fees      ("Class      Level
                                     Expenses").   Equity  Income
                                     Portfolio  - II shares  also
                                     bear    that   portion    of
                                     Fundwide  Expenses  as   the
                                     net  assets  of  the  Equity
                                     Income   Portfolio   -    II
                                     shares   bear  to  the   net
                                     assets of the Fund.

                INCOME AND GAIN/LOSS ALLOCATIONS

Income, realized gains and losses and unrealized appreciation and depreciation will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund.



                   DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Fund to each class of shares will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class generally only because of differing Class Level Expenses borne by each class.


                       EXCHANGE PRIVILEGE

 Each class of shares is exchangeable for the other class of shares or for the same or other classes of shares of any T.
 Rowe Price mutual fund subject to the conditions of any such fund's then-current prospectus.

                             GENERAL

Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

     On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. T. Rowe Price Associates will be responsible for reporting any potential or existing conflicts to the Directors.